AGREEMENT (this "AGREEMENT"), by and between Golden State Bancorp Inc. (the "COMPANY") and GSB Investments Corp. ("GSBIC"), dated as of July 26, 2001.

     WHEREAS, the Company and GSBIC (as successor to First Gibraltar Holdings Inc.) are parties to an Agreement and Plan of Reorganization, dated as of February 4, 1998 (as amended to date, the "MERGER AGREEMENT"), by and among the Company, Golden State Financial Corporation, First Nationwide (Parent) Holdings Inc., First Nationwide Holdings Inc., First Gibraltar Holdings Inc. and Hunter's Glen/Ford Ltd.; and

     WHEREAS, capitalized terms used but not defined herein shall have the meaning given such terms in the Merger Agreement; and

     WHEREAS, Section 1.6(c) of the Merger Agreement provides for the issuance of shares of common stock, par value $1.00 per share, of the Company ("COMMON STOCK") to GSBIC in connection with the realization by the Company and certain of its affiliates of certain Federal Net Tax Benefits; and

     WHEREAS, the Company and GSBIC entered into an agreement, dated as of August 22, 2000 (the "FIRST SUPPLEMENTAL AGREEMENT"), pursuant to which, among other things, the right of GSBIC to receive Tax Payments in respect of the utilization by the Taxpayer of certain Federal Net Tax Benefits was settled and extinguished for the payments set forth therein; and

     WHEREAS, GSBIC has proposed that certain of its rights pursuant to Section 1.6(c) in respect of unrealized Federal Net Tax Benefits with respect to the Taxable Period ending December 31, 2001 be settled for a lump sum cash payment to GSBIC by the Company; and

     WHEREAS, the Board of Directors of the Company, based on the recommendation of a special committee of independent directors thereof chartered for the purpose of reviewing, negotiating and acting upon such a transaction, has determined that such proposed transaction, on the terms and subject to the conditions set forth in this Agreement, is fair to and in the best interests of the stockholders of the Company (other than GSBIC); and

     WHEREAS, GSBIC has previously pledged, assigned and granted a security interest in all of its right, title and interest in and to Section 1.6 of the Merger Agreement in favor of Citibank, N.A., as collateral agent in respect of certain credit facilities under which an affiliate of GSBIC is the borrower, as more fully described in Paragraph 5 hereof;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

     1.  SETTLEMENT  OF UNREALIZED  2001 TAX  BENEFITS.  On the Closing Date (as
         ---------------------------------------------
defined herein), the right of GSBIC to receive payments pursuant to Section 1.6(c) for Federal Net Tax Benefits realized by the Taxpayer in respect of the Taxable Period ending December 31, 2001 (the "UNREALIZED 2001 TAX BENEFITS") shall be settled and extinguished in exchange for a payment to GSBIC by the Company of $64,000,000 in cash, subject to the provisions of

Paragraphs 3 and 4 below. Except as set forth herein, the payment contemplated by this Paragraph 1 shall be made in full satisfaction of any right of GSBIC to receive any Tax Payment under the Merger Agreement in respect of the Unrealized 2001 Tax Benefits.

     2. ADJUSTMENT OF LIMITATION;  CERTAIN CARRYOVER TAX BENEFITS. To the extent
        ---------------------------------------------------------
that any payment made to GSBIC under this Agreement, taken together with any payments made to GSBIC or its predecessors pursuant to Section 1.6(c) of the Merger Agreement or under the First Supplemental Agreement in respect of any Taxable Period ending on or before December 31, 2001, exceed 80% of the cumulative Limitation for Taxable Periods ending on or before December 31, 2001 as set forth in Section 1.6(c)(iii) of the Merger Agreement, as modified by the First Supplemental Agreement, such excess shall, without duplication, reduce the Limitation, but only the portion thereof applicable to GSBIC, in respect of Taxable Periods ending after December 31, 2001 (the "SUBSEQUENT TAXABLE PERIODS"); PROVIDED, HOWEVER, that any such reduction in the Limitation shall be applied first with respect to the earliest Subsequent Taxable Period and, to the extent such reduction exceeds the Limitation as it applies to GSBIC for such period, such excess shall be carried forward to consecutive Subsequent Taxable Periods for purposes of reducing the Limitation as it applies to GSBIC in such Subsequent Taxable Periods. GSBIC acknowledges and agrees that any Tax Payment to GSBIC pursuant to the Merger Agreement relating to $28,577,720 of Federal Net Tax Benefits realized by the Taxpayer in respect of the Taxable Period ending December 31, 2000, for which payment has not yet been effected due to the operation of Section 1.6(c)(iii) of the Merger Agreement and Section 4 of the First Supplemental Agreement, shall be payable on the date contemplated by the first sentence Section 1.6(c)(i) of the Merger Agreement, after giving effect to the adjustments to the Limitation pursuant to this Agreement and the First Supplemental Agreement and the carry-forward provisions of Section 1.6(c)(iii) of the Merger Agreement.

     3. TRUE-UP  PAYMENTS.  If the actual  amount of Federal Net Tax Benefits in
        -----------------
respect of the Taxable Period ending December 31, 2001, as determined pursuant to Section 1.6(c)(i) of the Merger Agreement (the "ACTUAL 2001 TAX BENEFITS"), exceeds $93,750,000, then 80% of the amount of such excess shall be treated for purposes of applying Section 1.6(c) of the Merger Agreement to GSBIC as Federal Net Tax Benefits in respect of such Taxable Period, subject to the applicable Limitation as modified by Paragraph 2 of this Agreement. If the Actual 2001 Tax Benefits is less than $93,750,000, then the number of shares of Common Stock that would be issuable by the Company to GSBIC pursuant to Section 1.6(c) (without regard to any Limitation under Section 1.6(c)(iii)) in respect of Federal Net Tax Benefits for the Taxable Period ending December 31, 2001 equal to 80% of the amount of such shortfall shall be determined (the "SUBSEQUENT ISSUANCE OFFSET") and the Subsequent Issuance Offset shall be applied consecutively against, and as an offset to, any future Tax Payment to GSBIC until the Subsequent Issuance Offset has been reduced to zero.

     4.  CLOSING.  Subject to the terms and  conditions of this  Agreement,  the
         -------
closing of the transaction contemplated by Paragraph 1 of this Agreement (the "CLOSING") shall take place at 10:00 a.m., local time, on July 27, 2001 (the "CLOSING DATE") at the offices of Golden State Bancorp Inc., 135 Main Street, San Francisco, California. On the Closing Date, (x) the Company shall deliver to GSBIC by wire transfer of immediately available funds the cash payment contemplated by Paragraph 1 hereof and (y) GSBIC shall deliver to the Company a receipt acknowledging receipt of such payment and that, except as expressly set forth in this

Agreement, GSBIC's rights pursuant to Section 1.6(c) of the Merger Agreement in respect of Unrealized 2001 Tax Benefits have been settled and extinguished as provided for herein.

     5.  REPRESENTATIONS  AND WARRANTIES OF GSBIC.  GSBIC is a corporation  duly
         ----------------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. GSBIC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. GSBIC has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GSBIC and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of GSBIC, enforceable against GSBIC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. GSBIC is the successor by merger to First Gibraltar Holdings Inc. and has succeeded to, and is the owner of, all of the rights of First Gibraltar Holdings Inc. under the Merger Agreement and the First Supplemental Agreement as of the date thereof, and has not transferred, conveyed, hypothecated, pledged, assigned or otherwise disposed of any of such rights or of any interest therein, except that GSBIC has pledged, assigned and granted a security interest in all of its right, title and interest in and to Section 1.6 of the Merger Agreement in favor of Citibank, N.A., as collateral agent, for (x) the lenders, issuing bank and agents party to the Seventh Amended and Restated Revolving Credit Agreement, dated as of August 29, 2000 (as heretofore amended and as may hereafter be further amended, restated or otherwise modified from time to time, the "MAFCO
FINANCE REVOLVING CREDIT AGREEMENT") among Mafco Finance Corp. ("MAFCO FINANCE"), the financial institutions and other institutional lenders party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents party thereto and (y) the lenders and agents party to the Third Amended and Restated Term Credit Agreement, dated as of August 29, 2000 (as heretofore amended and as may hereafter be further amended, restated or otherwise modified from time to time, the "MAFCO FINANCE TERM CREDIT AGREEMENT" and, together with the Mafco Finance Revolving Credit Agreement, the "MAFCO FINANCE CREDIT AGREEMENTS"), among Mafco Finance, the financial institutions and other institutional lenders party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents party thereto. The execution and delivery of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Mafco Finance Credit Agreements or any other loan or credit agreement or note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to GSBIC or its affiliates or any of their respective properties or assets. Without limiting the generality of the foregoing, all waivers, consents, authorizations, notices or similar actions of or to any person required to permit GSBIC to enter into this Agreement and consummate the transactions contemplated hereby have been duly received, given or taken, as the case may be, including without limitation in respect of the Mafco Finance Credit Agreements and any other documents or instruments related thereto.

     6.  REPRESENTATIONS  AND  WARRANTIES  OF  THE  COMPANY.  The  Company  is a
         --------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by GSBIC, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     7.  COUNTERPARTS.  This Agreement may be executed in  counterparts,  all of
         ------------
which shall be considered one and the same agreement and which shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8. ENTIRE AGREEMENT; MERGER AGREEMENT CONTINUES. This Agreement constitutes
        --------------------------------------------
the entire agreement and supersedes all prior agreements, both written and oral between the parties with respect to the subject matter hereof, provided that each of the parties agrees that, except as expressly affected, modified or superseded by the terms hereof, the Merger Agreement and the First Supplemental Agreement are reaffirmed and shall continue in full force and effect pursuant to their terms. Without limiting the generality of the foregoing, the parties agree that all payments to GSBIC hereunder and under the First Supplemental Agreement shall be deemed to be Tax Payments for purposes of Section 1.6(c)(iv) of the Merger Agreement and payments under Section 1.6 of the Merger Agreement for purposes of Section 1.6(e) thereof ("Netting of Obligations; Expenses; Limit on Payments").

     9.  GOVERNING  LAW.  This  Agreement  shall be governed  and  construed  in
         --------------
accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     10. PUBLICITY.  Except as otherwise required by law or the rules of The New
         ---------
York Stock Exchange Inc., GSBIC shall not, and shall use best efforts to assure that none of its affiliates shall, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company.

     11. ASSIGNMENT;  NO THIRD PARTY  BENEFICIARIES.  Neither this Agreement nor
         ------------------------------------------
any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other, except that GSBIC may pledge, assign and grant a security interest in any or all of its right, title and interest in and to this Agreement to Citibank N.A., as collateral agent for (x) the lenders, issuing bank and agents party to the Mafco Finance Revolving Credit Agreement and (y) the lenders and agents party to the Mafco Finance Term Credit Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure, to the benefit of and be enforceable by the parties and their respective successors and assigns. Subject to the first sentence of this Paragraph 11, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                 GOLDEN STATE BANCORP, INC.





                                 By: /s/ Christie S. Flanagan
                                    --------------------------


                                 Name: Christie S. Flanagan
                                 Title: Executive Vice President/General Counsel


                                 GSB INVESTMENTS CORP.





                                 By: /s/ Howard Gittis
                                    ---------------------------


                                 Name: Howard Gittis
                                 Title: Vice Chairman


Acknowledged and agreed to:


CITIBANK, N.A., as collateral agent
with respect to the Mafco Finance Credit
Agreements





By:/s/ James M. Buchanan
   ---------------------------


Name: James M. Buchanan
Title: Vice President